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UTILICORP AND KCPL ANNOUNCE DEFINITIVE MERGER AGREEMENT;
COMPANIES' COMBINED ASSETS TOTAL $6.4 BILLION

   KANSAS CITY, MO, January 22, 1996 -- Kansas City Power & Light Company (NYSE:KLT) and UtiliCorp United (NYSE: UCU) announced today that they have signed a definitive agreement to merge the two companies into a new corporation in a stock transaction valued at approximately $3 billion. The merger of equals will create a diversified energy company with total assets of approximately $6.4 billion and about 2.2 million customers in domestic and international markets.

   The transaction has been unanimously (with one KCPL director absent) approved by the boards of directors of both UtiliCorp and KCPL. The agreement calls for shareholders of KCPL to receive one share of stock in the new company for each share of KCPL common stock owned. Holders of UtiliCorp common stock will receive 1.096 shares of stock in the new company for each common share of UtiliCorp owned. At January 19, 1996 there were approximately 62 million shares of KCPL common stock outstanding and approximately 46 million shares of UtiliCorp common stock outstanding. The merger is expected to be tax-free for both UtiliCorp and KCPL shareholders.

   The chief executive of the two Kansas City-based firms said the merger is expected to benefit the public as it reflects the new competitive dynamics of the utility industry with the creation of a unique type of company -- one with the customer focus and growth characteristics of a diversified energy services provider, underpinned by the operating and financial strengths of its core utility business.

   The executives said that over the next 10 years they expect the merger to produce substantial efficiencies through such actions as combining utility operations and business processes, sharing facilities, eliminating duplicate systems, avoiding capital outlays and combining the workforces.


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Merger/2

   "We are partnering with a company that has demonstrated marketing and entrepreneurial skills that are rare for this industry," said KCPL Chairman and Chief Executive Officer Drue Jennings. "Combined with our low cost characteristics, these strengths should enable us to succeed in a competitive and deregulated market environment. UtiliCorp's success at identifying and serving new segments of the energy market -- worldwide -- made this merger especially attractive," he said. Jennings noted that the merger accelerates the process begun two years ago to enter unregulated markets with the creation of the company's KLT Inc. subsidiary.

   "This is a combination of two companies with highly complementary strengths," said UtiliCorp Chairman and Chief Executive Officer Richard C. Green, Jr. "KCPL is widely recognized for its financial strength and operational excellence, as well as its vibrant and growing urban service territory. The new company will combine the best of two worlds -- a strong, conservatively managed financial position, coupled with an aggressive strategy and potential for domestic and international growth," he added.

   Upon completion of the transaction, Jennings will become chairman of the new company, and Green will become vice chairman and chief executive officer. Robert K. Green will be president of the new company and Marcus Jackson will serve as executive vice president and chief operating officer. Robert K. Green is currently executive vice president of UtiliCorp and Jackson is senior vice president and chief operating officer of KCPL.

   The new board will have 18 members, comprised of the current directors of both companies. Each company currently has nine directors.

   Each company will continue its current dividend policy until completion of the merger. Subsequent dividend policy will be developed by the board of directors of the new company. Both companies have historically increased their dividends consistently

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Merger/3

and anticipate that such policies will continue, both before and after the merger, subject to earnings performance and regulatory constraints.

     "Everyone should gain from this combination," said Jennings. "We expect shareholders to receive the benefits of owning a new company with accelerated growth prospects. Customers have the opportunity to take advantage of an expanding array of energy-related products and services. Employees will be part of an enterprise with an enhanced ability to compete effectively on a larger and more competitive playing field," he noted.

     "The bottom line of our agreement," said Richard C. Green, Jr., "is that together we expect to be a far more effective domestic and global competitor. The strengths and synergies add up. Our companies combine expertise in the generation and delivery of electricity with leadership in marketing natural gas. We both are involved in developing new technologies. KCPL's China initiative fits well with our presence in the Pacific Rim and elsewhere. And most importantly, we have demonstrated that our employee teams share a work ethic and dedication to excellence that ensures our future success."

     The merger is subject to approval by the shareholders of both companies and by various regulatory authorities, including utility regulatory commissions of seven states and the Canadian province of British Columbia, the Federal Energy Regulatory Commission and the Nuclear Regulatory Commission. The transaction is expected to be completed in 12 to 18 months.

     The combined company will have various energy operations across the U.S. and in Canada, the United Kingdom, New Zealand, Australia, China and Jamaica. Generating facilities owned by UtiliCorp and KCPL are among the lowest cost power producers in the Midwest. Together they own utility generating facilities with approximately 4,881 megawatts of aggregate generating capacity. Both Utilicorp and KCPL have previously established policies of granting third party power providers access to electric transmission

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Merger/4

facilities for wholesale wheeling and other bulk power transactions. The companies plan to make regulatory filings to ensure that this open access continues after the merger is completed.

     For the first nine months of 1995, KCPL reported revenues of $681.9 million, net income of $99.2 million and earnings per common share of $1.55. During the same period, UtiliCorp reported revenues of $1.13 billion, net income of $56.4 million and primary earnings per share of $1.22.

     In 1994, KCPL reported revenues of $868.3 million, net income of $104.8 million and earnings per common share of $1.64. UtiliCorp in 1994 reported revenues of $1.5 billion, net income of $94.4 million and primary earnings per share of $2.08.

     Kansas City Power & Light Company provides electric power to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and Western Missouri. KCPL is a low-cost producer and a leader in fuel procurement and plant technology. KLT Inc., a wholly-owned subsidiary of KCPL, pursues opportunities in non-regulated, primarily energy-related ventures.

     UtiliCorp United is an international electric and gas company with energy customers and operations across the U.S. and in Canada, Great Britain, New Zealand, Australia and Jamaica. In 1995 it launched EnergyOne-SM-, the first nationally branded line of products and services for electric and gas utility customers. UtiliCorp has grown rapidly over the past decade through utility mergers and acquisitions and by starting non-regulated energy-related businesses.


MEDIA CONTACTS:                                  INVESTOR CONTACTS:
---------------                                  -----------------

KCPL:        Phyllis Desbien--816-556-2903       David Myers--816-556-2718
             Pam Levetzow--816-556-2926          Andrea Bielsker--816-556-2595

UtiliCorp:   Jerry Cosley--816-467-3677          Dale Wolf--816-467-3536
             Media Relations--816-467-3000       Ellen Fairchild--816-467-3506


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January 22, 1996

Memo to Editors: Utility Merger Correction


From:     Jerry Cosley
          UtiliCorp United
          816-467-3677


Regarding the joint news release this morning announcing the merger agreement between Kansas City Power & Light Company and UtiliCorp United the second paragraph reference to unanimous approval of both boards of directors should have noted that one KCPL director was absent and did not vote.